Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (this “Amendment”) is made as of March 2, 2021, by and among Accolade, Inc. (“Borrower”), MD Insider, Inc., the financial institutions signatory hereto (the “Lenders”) and Comerica Bank, as agent for the Lenders (in such capacity, “Agent”).

RECITALS

A.                 Borrower, Agent and Lenders entered into that certain Credit Agreement, dated as of July 19, 2019 (as amended or otherwise modified from time to time, the “Credit Agreement”).

B.                  Borrower has requested that Agent and the Lenders consent to the acquisition (the “Innovation Specialists Acquisition”) by Borrower of 100% of the Equity Interests of Innovation Specialists LLC, a Texas limited liability company (“Innovation Specialists”) pursuant to that certain Agreement and Plan of Merger, dated as of January 14, 2021 (the “Innovation Specialists Acquisition Agreement”) by and among the Borrower, Maestro Merger Sub, LLC, a Texas limited liability company and wholly owned subsidiary of Borrower and Shareholder Representative Services LLC, a Colorado limited liability company.

C.                  Agent and the Lenders have agreed to consent to the Innovation Specialists Acquisition and make certain amendments to the Credit Agreement, all as set forth in this Amendment and subject to the terms hereof.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Borrower, Agent and the Lenders agree as follows:

1.	The following definitions in Section 1.1 of the Credit Agreement are amended and restated as follows:

“Applicable Floor” shall mean (a) as such term is used in the definitions of “LIBOR Rate” and “Benchmark Replacement” (as defined in Section 11.11), one-half percent (0.50%) per annum and (b) as such term is used in the definition of “Base Rate”, one and one-half percent (1.50%) per annum.

“Applicable Reference Date” shall mean (i) for all purposes other than clause (c) of the definition of “Base Rate,” the date that is two (2) Business Days prior to the first day of the applicable Eurodollar-Interest Period, and (ii) solely for purposes of clause (c) of the definition of “Base Rate,” any date of determination (or, if such date is not a Business Day, the preceding Business Day).

“Base Rate” shall mean for any day, that per annum rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), (c) the LIBOR Rate (using the applicable 30-day or one-month rate) for such day, plus one percent (1.0%), and (d) the Applicable Floor; provided, however, for purposes of determining the Base Rate during any period that the LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4 hereof or during a Benchmark Unavailability Period under Section 11.11 hereof, the Base Rate shall be determined without reference to clause (c) above. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or such LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the LIBOR Rate, respectively.

“LIBOR Rate” shall mean the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service at or about 11:00 a.m. (London, England time) (or soon thereafter as practical) on the Applicable Reference Date. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on the Applicable Reference Date in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than the Applicable Floor.

“Excluded Accounts” shall mean (a) any payroll accounts or benefit accounts held solely for the benefit of Borrower’s employees, (b) any petty cash and other bank accounts, amounts on deposit in which do not exceed Fifty Thousand Dollars ($50,000) in the aggregate for a period of five consecutive Business Days, (c) accounts for Borrower or Accolade Technologies s.r.o. maintained at Citibank in aggregate account balances not to exceed $1,500,000 at any time, (d) so long as the Credit Parties maintain at least $40,000,000 of their aggregate month-end deposit account and securities account balances, measured as of the last day of each month, with Agent (or Comerica Securities, Inc.), and at least $40,000,000 of their aggregate month-end deposit account and securities account balances, measured as of the last day of each month, with Western Alliance Bank, any other deposit accounts and securities accounts; provided, that, if such aggregate balances maintained with Agent (or Comerica Securities, Inc.) or Western Alliance Bank are less than such $40,000,000 minimum aggregate balance requirement at the end of any month, then the Credit Parties shall transfer funds to the appropriate accounts to restore such $40,000,000 minimum aggregate balance requirement (subject to the requirements set forth in Section 7.14), within 5 Business Days of the end of such month, and (e) the JPM Escrow Account.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) July 19, 2021, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement; provided, however, (a) if the annual revenue of Borrower and its Domestic Subsidiaries (other than Innovation Specialists) based on the financial statements delivered pursuant to Section 7.1(a) for the Fiscal Year ending February 28, 2021, is greater than or equal to $160,000,000, and (b) no Default or Event of Default shall have occurred and be continuing, then the Revolving Credit Maturity Date shall automatically, with no further action required by the parties hereto, be extended to July 19, 2022.

2.	The following new definitions are added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Innovation Specialists” shall mean Innovation Specialists LLC, a Texas limited liability company (“Innovation Specialists”).

“Innovation Specialists Acquisition” shall mean the acquisition by Borrower of 100% of the Equity Interests of Innovation Specialists pursuant to that certain Agreement and Plan of Merger, dated as of January 14, 2021, by and among the Borrower, Maestro Merger Sub, LLC (“Maestro Merger Sub”), a Texas limited liability company and wholly owned subsidiary of Borrower, Innovation Specialists LLC, and Shareholder Representative Services LLC, a Colorado limited liability company, whereby Maestro Merger Sub will merge with and into Innovation Specialists, Merger Sub shall cease to exist, and Innovation Specialists shall continue as the surviving company and a wholly owned subsidiary of Borrower.

“JPM Loan” means the Debt (in the form of a PPP Loan) evidenced by that certain Note in the original principal amount of $2,460,684, plus any accrued or applicable interest, dated as of April 15, 2020, made by Innovation Specialists in favor of JPMorgan Chase Bank, N.A., as amended, restated, supplemented or otherwise modified from time to time.

“JPM Escrow Account” means the account held at JPMorgan Chase Bank, N.A. holding funds in escrow in respect of the JPM Loan.

“PPP Loan” means an unsecured loan that is guaranteed by the United States Small Business Administration pursuant to the U.S. Small Business Administration, Coronavirus Aid, Relief, and Economic Security Act Paycheck Protection Program.

3.	The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is amended by amending and restating the first paragraph thereof as follows:

““Permitted Acquisition” shall mean (x) the MDInsider Acquisition, provided that the aggregate cash consideration payable upon the consummation of the MDInsider Acquisition shall not exceed $1,000,000, (y) the Innovation Specialists Acquisition and (z) any acquisition by Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person, (i) which is consented to in writing by the Agent and the Majority Lenders, (ii) which is funded with Concurrent Equity Proceeds or Borrower’s or any Guarantor’s Equity Interests, and (iii) which satisfies and/or is conducted in accordance with the following requirements:”.

4.	The definition of “Eligible Monthly Recurring Revenue” in Section 1.1 of the Credit Agreement is amended by (i) adding the words “(or other applicable Credit Party)” after the word “Borrower” in clause (a) thereof and in the first two instances in clause (k) thereof, (ii) deleting the word “and” at the end of clause (k) thereof, (iii) replacing the “.” at the end of clause (l) thereof with “;and” and (iv) adding the following new clause (m) thereto:

“(m) Recurring Revenue from Eligible Recurring Revenue Contracts to which Innovation Specialists is a party until both (i) the requirements set forth in Section 7.13 have been satisfied with respect to Innovation Specialists and (ii) the earliest to occur of (x) receipt by Agent of all required reporting set forth in Section 7.1 and 7.2 with respect to the fiscal quarter ending June 30, 2021 and (y) completion by Agent of a collateral audit of the Accounts and Inventory of the Credit Parties (including Innovation Specialists) completed by an appraiser selected by the Agent and consented to by the Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties.”

5.	The definition of “Eligible Recurring Revenue Contracts” in Section 1.1 of the Credit Agreement is amended by replacing the first reference to “Borrower” therein with the words “any Credit Party”.

6.	The following is added as new Section 1.2 of the Credit Agreement:

“1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document or unless the context requires otherwise, (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document (including Loan Documents) shall be construed as referring to such agreement, instrument or other document as amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document), (g) the words “herein”, “hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement or any other Loan Document and not to any particular section or provision of this Agreement or such other Loan Document, (h) all references to “articles”, “sections,” “clauses,” “exhibits” and “schedules” in this Agreement or any other Loan Document shall be to articles, sections, clauses, exhibits and schedules, respectively, of this Agreement or such other Loan Agreement, (i) any reference to any law or applicable law shall include any Requirement of Law, and any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, (j) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.”

7.	The following is added as new Section 1.3 of the Credit Agreement:

“1.3 Eurodollar-based Advances; LIBOR Notification. The interest rate on Eurodollar-based Advances is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar-based Advances. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Sections 11.11(a) and 11.11(b) provide the mechanism for determining an alternative rate of interest. The Agent will promptly notify the Borrower, pursuant to Section 11.11(d), of any change to the reference rate upon which the interest rate on Eurodollar-based Advances is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Sections 11.11(a) or 11.11(b), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 11.11(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability,”

8.	Section 8.1 of the Credit Agreement is amended by adding a new clause 8.1(p) as follows:

“(p) the JPM Loan.”

9.	Section 8.2 of the Credit Agreement is amended by adding a new clause 8.2(j) as follows:

“(j) Liens in favor of JPMorgan Chase Bank, N.A. with respect to the JPM Escrow Account.”

10.	Section 7.9(b) of the Credit Agreement is amended and restated as follows:

“(b) Covenant Revenue.

(x)                Prior to the consummation of the Innovation Specialists Acquisition, maintain Covenant Revenue of not less than the amounts set forth in the table below for each six-month measuring period ending on the applicable date set forth opposite such amounts:

Six Month Measuring Period Ending	Covenant Revenue
August 31, 2020	$61,000,000
November 30, 2020	$64,000,000
February 28, 2021	$83,000,000
May 31, 2021	$92,000,000
August 31, 2021	$82,000,000
November 30, 2021	$83,000,000
February 28, 2022, and the last day of each fiscal quarter of the Borrower thereafter	$100,000,000

(y)               After the consummation of the Innovation Specialists Acquisition, maintain Covenant Revenue of not less than the amounts set forth in the table below for each six-month measuring period ending on the applicable date set forth opposite such amounts:

Six Month Measuring Period Ending	Covenant Revenue
August 31, 2020	$61,000,000
November 30, 2020	$64,000,000
February 28, 2021	$83,000,000
May 31, 2021	$100,800,000
August 31, 2021	$100,160,000
November 30, 2021	$103,480,000
February 28, 2022, and the last day of each fiscal quarter of the Borrower thereafter	$125,040,000

Notwithstanding the foregoing, if, as of the last day of any six month measuring period described in clause (x) or (y) above, Liquidity is at least $100,000,000, the foregoing Covenant Revenue covenant shall not be tested for such six month measuring period.”

11.	Section 11.11 of the Credit Agreement is amended and restated as follows:

“11.11 Effect of Benchmark Transition Event.

“11.11              Effect of Benchmark Transition Event.

(a)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 11.11) if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (and each reference thereto) for all purposes hereunder and under any Loan Document and in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (and each reference thereto) for all purposes hereunder and under any Loan Document and in respect of any Benchmark setting at or after 5:00 p.m. (Detroit, Michigan time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this clause (b), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace such Benchmark (and each reference thereto) for all purposes hereunder or under any Loan Document and in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (b) shall not be effective unless the Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(c)    In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 11.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 11.11.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a conversion to or continuation of any Eurodollar-based Advance to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for, or conversion to, a Base Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(h) As used in this Section 11.11:

“Available Tenor” means, as of any date of determination and with respect to the then current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of this Section 11.10.

“Benchmark” means, initially, the LIBOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or (b) of this Section 11.11.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (x) Term SOFR and (y) the related Benchmark Replacement Adjustment, as set forth in clause (1)    of this definition (subject to the immediately preceding proviso). Notwithstanding the foregoing, if the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Applicable Floor, the Benchmark Replacement will be deemed to be the Applicable Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may not be less than zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; provided, that if such Benchmark Replacement is set on a daily/overnight basis, then such spread adjustment or method for calculating or determining such spread adjustment shall be based upon a period that is approximately the same length (disregarding any business day adjustments) as the payment period for interest calculated with reference to such Benchmark Replacement, but in no event in excess of three months;

(b)	the spread adjustment (which may not be less than zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; provided, that if such Benchmark Replacement is set on a daily/overnight basis, then such spread adjustment or method for calculating or determining such spread adjustment shall be based upon a period that is approximately the same length (disregarding any business day adjustments) as the payment period for interest calculated with reference to such Benchmark Replacement, but in no event in excess of three months; and

(2)	for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may not be less than zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Applicable Reference Date”, the definition of “Base Rate”, the definition of “Business Day,” the definition of “Eurodollar-based Advance”, the definition of “Eurodollar-based Rate”, the definition of “Eurodollar-based Interest Period,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)	in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower; or

(4)	in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (Detroit, Michigan time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 11.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 11.11.

“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is the LIBOR Rate, the occurrence of:

(1)	a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review, and

(2)	the joint election by the Agent and the Borrower to trigger a fallback from the LIBOR Rate and the provision by the Agent of written notice of such election to the Lenders.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, at or about 11:00 a.m. (London, England time) (or soon thereafter as practical) on the Applicable Reference Date, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or, in each case, any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Agent that (a) either (i) Term SOFR has been selected or recommended for use by the Relevant Governmental Body or (ii) at least five currently outstanding U.S. dollar-denominated syndicated credit facilities utilize a term SOFR-based rate as an available benchmark rate, (b) the administration of Term SOFR is feasible for the Agent, and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 11.11 that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

12.	Section 13.10(e) of the Credit Agreement is amended and restated as follows:

“(e) Notwithstanding anything to the contrary herein (i) the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency, and (ii) the Agent may make Benchmark Replacement Conforming Changes in accordance with Section 11.11.”

13.	This Amendment shall become effective (according to the terms hereof) on the date (the “Fourth Amendment Effective Date”) that the following conditions have been fully satisfied by Borrower:

a.	Agent shall have received via facsimile or PDF (followed by the reasonably prompt delivery of original signatures after the Fourth Amendment Effective Date) counterpart originals of this Amendment, in each case duly executed and delivered by Agent, Borrower and the Lenders.

b.	Agent shall have received payment of all fees and out of pocket expenses incurred in connection with this Amendment (including, without limitation, legal fees, and the fee set forth in Section 13 below).

14.	The Borrower shall comply with Section 7.13 of the Credit Agreement with respect to Innovation Specialists within the time periods set forth therein.

15.	In consideration of this Amendment, Borrower shall pay to Agent, an amendment fee of $15,000, which fee shall be earned, due and payable on the Fourth Amendment Effective Date.

16.	The Borrower agrees as follows with respect to the period following the Fourth Amendment Effective Date:

a.	As soon as available, and in any event, on or before thirty (30) days after the consummation of the Innovation Specialists Acquisition (or such longer period as the Agent shall agree in its sole discretion), the Agent shall have received and satisfactorily reviewed Innovation Specialists’ (x) annual financial statements for the Fiscal Year ending December 31, 2020, and (y) its most recent interim financial statements;

b.	As soon as available, and in any event, on or before sixty (60) days after the consummation of the Innovation Specialists Acquisition (or such longer period as the Agent shall agree in its sole discretion), the Agent shall have received and satisfactorily reviewed a day 1 balance sheet of the Borrower and its Subsidiaries after giving effect to the Innovation Specialists Acquisition; and

c.	As soon as available, and in any event, on or before July 31, 2021 (or such longer period as the Agent shall agree in its sole discretion), the Agent shall have received and satisfactorily reviewed the results of a collateral evaluation group exam on the Borrower and its Subsidiaries (including Innovation Specialists), provided that such exam shall not be required if the Innovation Specialists Acquisition is not consummated.

17.	Borrower hereby certifies to the Agent and the Lenders as of the Fourth Amendment Effective Date that (a) execution and delivery of this Amendment and the performance by each of the Credit Parties of its obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within such undersigned’s powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation or bylaws or other organic documents of the parties thereto, as applicable, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Amendment, of any governmental body, agency or authority, and the Amended Credit Agreement will constitute the valid and binding obligations of such undersigned parties enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Article 6 of the Amended Credit Agreement are true and correct in all material respects on and as of the Fourth Amendment Effective Date (except to the extent such representations specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date), (c) there have been no changes to any Credit Party’s constitutional documents since August 21, 2020, and (d) on and as of the Fourth Amendment Effective Date, after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

18.	Except as specifically set forth above, this Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Notes issued thereunder or any of the other Loan Documents. Nor shall this Amendment constitute a waiver or release by the Agent or the Lenders of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders with respect to any other non-compliance by Borrower with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

19.	MD Insider, Inc., party to that certain Guaranty, dated as of September 17, 2019 (the “Guaranty”) hereby ratifies and confirms its obligations under the Amended Credit Agreement and the applicable Guaranty, and agrees that the Guaranty remains in full force and effect after giving effect to the effectiveness of this Amendment, subject to no setoff, defense or counterclaim. MD Insider, Inc. confirms that this reaffirmation is not required by the terms of the Guaranty and need not be obtained in connection with any prior or future amendments or extensions of additional credit to Borrower.

20.	Borrower and each other Credit Party hereby acknowledges and agrees that this Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of Borrower, any other Credit Party, or any other party or any right, privilege or remedy of the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.

21.	Except as specifically defined to the contrary herein, capitalized terms used in this Amendment shall have the meanings set forth in the Credit Agreement.

22.	This Amendment is a Loan Document.

23.	This Amendment may be executed in counterparts in accordance with Section 13.9 of the Credit Agreement.

24.	AS FURTHER CONSIDERATION FOR THE AGREEMENTS AND UNDERSTANDINGS HEREIN, EACH OF THE CREDIT PARTIES HEREBY RELEASES AGENT, EACH LENDER, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS FROM ANY LIABILITY, CLAIM, RIGHT OR CAUSE OF ACTION WHICH NOW EXISTS, OR HEREAFTER ARISES, WHETHER KNOWN OR UNKNOWN, ARISING FROM OR IN ANY WAY RELATED TO FACTS IN EXISTENCE AS OF THE DATE HEREOF. BY WAY OF EXAMPLE AND NOT LIMITATION, THE FOREGOING INCLUDES ANY CLAIMS IN ANY WAY RELATED TO ACTIONS TAKEN OR OMITTED TO BE TAKEN BY AGENT OR ANY LENDER UNDER THE LOAN DOCUMENTS, THE BUSINESS RELATIONSHIP WITH AGENT AND/OR ANY LENDER AND ALL OTHER OBLIGATIONS OF ANY NATURE OR UNDERSTANDINGS (ACTUAL OR ALLEGED), ANY BANKING RELATIONSHIPS THAT ANY CREDIT PARTY HAS OR MAY HAVE HAD WITH AGENT OR ANY LENDER AT ANY TIME AND FOR ANY REASON.

It is understood by each of the Credit Parties and it is each Credit Party’s intention that the release set forth in the preceding paragraph (the “Release Paragraph”) shall be effective as a full and final accord and satisfactory release of each and every matter specifically referred to in the Release Paragraph. In furtherance of this intention, each Credit Party acknowledges that it is familiar with, and upon advice of counsel, does hereby waive, any and all rights they may have or acquired under California Civil Code Section 1542, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

25.	This Amendment shall be construed in accordance with and governed by the laws of the State of California.

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Administrative Agent and a Lender

By:	/s/ Walter Weston
Walter Weston
Its:	Senior Vice President

[Signature Page to Fourth Amendment to Credit Agreement (17439937)]

WESTERN ALLIANCE BANK, as Lender

By:	/s/ Whitley Mayberry
Its:	Relationship Manager

[Signature Page to Third Fourth Amendment to Credit Agreement (17439937)

ACCOLADE, INC., as Borrower

By:	/s/ Stephen Barnes
Its:	CFO

MD INSIDER, INC., as Guarantor

By:	/s/ Stephen Barnes
Its:	President

[Signature Page to Fourth Amendment to Credit Agreement (17439937)]